Exhibit 99.1

Bumble Inc. Announces Senior Leadership Updates

Neil Shah appointed to newly created Chief Business Officer position

Chief Financial Officer Anu Subramanian and Chief Marketing Officer Selby Drummond to depart in 2025

12/2/2024

AUSTIN, Texas—(BUSINESS WIRE)— Bumble Inc. (NASDAQ: BMBL) today announced key updates to the Company’s senior leadership team and reaffirmed the Company’s outlook for fiscal year 2024.

Appoints New Chief Business Officer

Neil Shah has been appointed to the newly created role of Chief Business Officer, a key leadership position with responsibility for the execution of Bumble’s strategic transformation, including driving the Company’s revenue model, pricing strategy, and partnerships. Neil has served as an advisor to Bumble Inc. and previously served as Chief Operating Officer and Head of Business Operations at Slack, where he rose through strategy, data and business operations over the last eight years. Earlier in his career, Neil held strategy roles at Twitter, and began his career as a consultant at McKinsey & Co. His appointment is effective immediately.

“Since the start of this year, we have taken bold steps to transform Bumble and strengthen our business to capture the large opportunity ahead, while changing online dating for the better. Our new Chief Business Officer role leverages Neil’s deep experience scaling technology companies and driving business improvements to advance our mission,” said Lidiane Jones, Chief Executive Officer of Bumble Inc. “With Neil’s partnership and our clear vision for Bumble’s future, we believe we are well positioned to deliver on the tremendous potential we see in the business.”

Chief Financial Officer to Step Down in March

Anu Subramanian announced her resignation as Chief Financial Officer to pursue opportunities outside the Company. She will continue to serve in her role through March 14, 2025 including through Bumble’s year-end earnings and the filing of its Form 10-K, and will assist with the transition of her responsibilities. The Company has commenced a search process to identify her successor. Anu joined Bumble as CFO in 2020 and was instrumental in the Company’s 2021 initial public offering and presided over a period of rapid growth and global expansion.

“I want to sincerely thank Anu for her partnership and for her many significant contributions, which have helped grow Bumble into a billion-dollar global business today,” said Jones. “Anu has built a strong finance organization that has supported the Company’s growth and financial discipline, propelling consistent margin improvement and cash generation over the past several years. We are grateful for Anu’s leadership during a critical moment in our Company’s history and wish her all the best in her future endeavors.”

Chief Marketing Officer to Depart in January

Selby Drummond announced plans to depart from her role as Chief Marketing Officer in January 2025 to pursue a new opportunity outside the Company. Selby joined Bumble in 2020 and served as Bumble’s Chief Brand Officer prior to being appointed to the CMO role. She helped build Bumble into a recognized and respected global brand and drove strong awareness of the brand’s commitment to kindness, respect and safety.

“Selby has been an outstanding steward of Bumble’s iconic brand over the last four years,” said Jones. “Under her leadership, the Bumble brand has become well known and respected around the globe. Selby’s many contributions leave us with a strong brand and foundation to build upon for years to come.”

Affirms Financial Outlook

In conjunction with today’s announcement, the Company also reaffirmed its financial outlook for the fourth quarter and full year of 2024, which was previously announced on November 6, 2024.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, statements related to changes in its senior leadership and its financial outlook for the fourth quarter and full-year 2024. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” “expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “will likely result” and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) as such factors may be updated from time to time in the Company’s periodic filings with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. Forward-looking statements included in this press release are made as of the date hereof, and Bumble Inc. does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.

About Bumble

Bumble Inc. is the parent company of Bumble, Bumble For Friends, Badoo, Fruitz and Official. The Bumble platform enables people to build healthy and equitable relationships, through Kind Connections. Founded by Whitney Wolfe Herd in 2014, Bumble was one of the first dating apps built with women at the center and connects people across dating (Date mode), friendship (BFF Mode) and professional networking (Bizz mode). Bumble For Friends app is a friendship app where people in all stages of life can meet people nearby and create meaningful platonic connections. Badoo, which was founded in 2006, was one of the pioneers of web and mobile free-to-use dating products. Fruitz, founded in 2017, encourages honesty and transparency by sharing dating intentions from the first touch point. Official, founded in 2020, is an app that is intended to help couples build healthy and lasting habits in their romantic relationships.

For more information about Bumble Inc., please visit www.bumble.com and follow @Bumble on social platforms.

Investor Contact

ir@team.bumble.com

Media Contact

press@team.bumble.com

Source: Bumble Inc.